                                                                    EXHIBIT 10.5


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE


         THIS SETTLEMENT AGREEMENT and GENERAL RELEASE (hereinafter "Agreement") is made and entered into by and between T. BENJAMIN JENNINGS (hereinafter "Jennings") and METAL MANAGEMENT, INC., a Delaware corporation (hereinafter "MTLM").

         WHEREAS, the parties have engaged in discussions resulting in an amicable and mutually satisfactory agreement concerning Jennings' resignation from his employment and directorships and management committee positions with MTLM and any and all of its affiliates.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:

         1. The Employment Agreement. Jennings and MTLM are parties to an "Employment Agreement" dated December 15, 1997. Except for Jennings' obligations pursuant to Paragraphs 15, 18, 19, 23 and 26(a) thereof and MTLM's obligations pursuant to Paragraphs 24 and 25 thereof, which shall continue, or except as otherwise expressly provided in this Agreement, this Agreement shall supersede the terms and provisions of the Employment Agreement, which is terminated effective immediately and is hereby null and void and without further effect.

         2. Jennings' Resignation. Effective July 15, 1999, Jennings hereby resigns as Chairman of the Board, Chief Executive Officer and Chief Development Officer of MTLM, as an officer of MTLM and any and all of its affiliates and as a director and management committee member of MTLM and any and all of MTLM's affiliates (including his position on the Executive Committee of the Board of Directors of MTLM) (July 15, 1999 being sometimes referred to herein as the "Resignation Date").

         3. The Obligations of MTLM. On and after Jennings' execution of this Agreement, and in consideration of Jennings' promises as set forth herein, MTLM shall be obligated to him as set forth herein. Except as expressly set forth in this Agreement (including in Section 1 above), MTLM shall have no continuing obligation to Jennings of any kind or nature whatsoever.

         a. Severance Benefits. MTLM shall afford to Jennings all of the benefits set forth in Paragraph 17 of the Employment Agreement, as if Jennings' employment had been terminated by MTLM pursuant to Paragraph 14(a) of the Employment Agreement. Such benefits shall be as set forth in such Paragraph 17 as if such Paragraph 17 were set forth fully herein, except that the lump sum severance payment specified in Paragraph 17(a) of the Employment Agreement shall be paid within one (1) business day of Jennings' execution of this Agreement, and shall be an amount equal to five (5) times the gross earnings specified in Jennings' 1998 W-2 tax statement, less applicable deductions and withholdings for federal and state taxes. MTLM shall also pay for Jennings' cell phone service through July 15, 2000.

         b. Loan. MTLM shall forgive, effective as of January 2, 2000, the outstanding five hundred thousand dollar ($500,000) loan to Jennings, plus any accrued interest thereon, which loan is evidenced by a demand note dated July 22, 1998 and which shall not be called due unless Jennings does not substantially comply with the terms of this Agreement, and at that time shall release the related pledge agreement, provided that as of such date Mr. Jennings has substantially complied with the terms of this Agreement; provided, however, that any failure or alleged failure by Jennings to comply with his obligations set forth in the first sentence of Section 4(c) hereof shall not serve as the basis for any claim by MTLM that such loan need not be forgiven.

         c. Benefit Plans. It is understood and agreed that Jennings' continuous service under MTLM's 401(k) plan and its other benefit plans shall cease as of his Resignation Date, except as may be set forth in Paragraph 17 of the Employment Agreement.

         d. Legal Fees. MTLM agrees to reimburse Jennings in an amount not to exceed $5,000 for the reasonable fees and disbursements of Jennings' counsel incurred in connection with the negotiation of this agreement, at such counsel's customary rates.

         4. The Obligation of Jennings. In consideration of the promises of MTLM contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Jennings agrees as follows:

                    a. Mutual General Releases. Except for actions which
            constitute or are alleged to constitute fraud or similar wrongdoing and any obligations arising under this Agreement, (i) Jennings, for himself and for his estate, heirs, personal representatives, executors, administrators and assigns, hereby releases and forever discharges MTLM, its subsidiaries and related and affiliated entities, and each of its and their directors, officers, employees, attorneys, agents and representatives (hereinafter collectively and individually the "MTLM Releasees"), and (ii) the MTLM Releasees hereby release and forever discharge Jennings, his estate, heirs, personal representatives, executors, attorneys, successors, administrators and assigns, from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, which either party now has or claims, or might hereafter have or claim, against the other party, whether known or unknown, suspected or unsuspected, accrued or unaccrued, based upon or arising out of any matter or thing whatsoever through the date of this release, including, without limitation, any claim, action or cause of action which was or is related to or arises out of any acts, omissions, representations, facts, events, matters, transactions or occurrences during Jennings' employment or directorship with, or his shareholding in, MTLM, or his separation and/or resignation therefrom, or which is based upon or arises under the Employment Agreement, the Restated Stockholders Agreement (as defined below), or any local, state, or federal law dealing with employment discrimination, including without limitation Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act.

               b. Stockholders' Agreement. Jennings hereby releases, waives and renounces his interest under and pursuant to the Amended and Restated Stockholders' Agreement dated February 12, 1999 (the "Restated Stockholders Agreement"). Upon the request of MTLM's Board of Directors, Jennings will execute such further documents as may be necessary to effectuate the foregoing.

               c. Availability. Jennings agrees to cooperate reasonably with MTLM in connection with the transition of his responsibilities. Jennings also agrees to assist in the transition of pending transactions and/or discussions by making introductions to the principals of companies with whom discussions have begun or with whom the prospect of discussions has been discussed. Jennings further agrees to make himself reasonably available to MTLM and its attorneys and agents for interview, deposition and testimony and agrees to appear as a witness at trial and, at the election of MTLM, provide a sworn statement or deposition of any matters in which MTLM is a party and/or for which Jennings may have knowledge of any relevant facts. In addition, upon the mutual agreement of the parties, Jennings will consult with MTLM from time to time concerning acquisitions, potential acquisitions or any other matter mutually agreed upon by the parties, on such terms, including compensation, as shall be mutually agreed between Jennings and the Company. MTLM agrees to reimburse Jennings for any reasonable, pre-approved out-of-pocket expenses that he incurs in providing such assistance and/or consulting, including the cost of travel or lost compensation. Jennings agrees not to withhold any information relevant to such matters from the Company. Nothing in this Agreement is intended to influence any such testimony that Jennings may offer.

               d. MTLM Property. Jennings represents that he has turned over or will turn over to MTLM all property of MTLM in his control or possession by the Resignation Date, except the property described on Schedule A hereto which Jennings shall be entitled to retain as his personal possessions. This includes all notes, memoranda, records, documents and all other information, no matter how produced or reproduced, all computer equipment and programs, all office keys and access cards, and all credit and charge cards kept by Jennings or in his possession or control used in or pertaining to the business of MTLM, it being hereby acknowledged that all of said items, and all copies of said items, are the sole and exclusive property of MTLM. The obligations set forth herein are in addition to the obligations of Jennings pursuant to Paragraph 15 of the Employment Agreement.

                    e. Confidentiality of Agreement. Except pursuant to valid
            subpoena issued by a court or government agency of competent jurisdiction, Jennings shall not, directly or indirectly, discuss or communicate the terms of this Agreement with any third party, except members of his immediate family, his accountant and his attorney who shall be advised of this confidentiality restriction. Except pursuant to a valid subpoena, Jennings will not communicate or cooperate with any employee or director or former employee or director of MTLM, or with any third party, concerning any claim against MTLM.

                    5. Non-Disparagement. Form and after the date of presentment of this Agreement, both parties represent that they have not and will not, nor will they cause or assist another person to, disparage or make critical, negative, derogatory or defamatory statements about the other to any third party (including in the case of MTLM, its employees), or make any other statement to a third party which is intended to or would reasonably have the effect of harming the other party to this Agreement. It is understood that Jennings' commitment hereunder extends to the Company's officers and directors. MTLM agrees to promptly advise its senior officers and directors in writing of the foregoing restriction.

               6. Effective Date. This Agreement shall be effective immediately upon its execution by the parties.

               7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, assigns, administrators, executors, and legal representatives of Jennings and shall be binding upon and inure to the benefit of the MTLM Releases.

               8. Entire Agreement. This instrument constitutes the entire Agreement between the parties. It may not be amended or modified except by a subsequent written instrument signed by all parties hereto.

               9. Severability. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

               10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois.

               11. Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

         12. Acknowledgment. Jennings acknowledges that he has carefully read and fully understands the terms and provisions of this Settlement Agreement and General Release, has had the opportunity to be represented in this matter by counsel of his own choosing, and that his execution of this Settlement Agreement and General Release is voluntary. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied to or against any party hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.

                                METAL MANAGEMENT, INC., a Delaware
                                  corporation


                                By:     /s/ Albert A. Cozzi
                                        -----------------------------
                                Title:  Chairman
                                        -----------------------------
                                Date:   July 21, 1999
                                        -----------------------------


                                /s/ T. Benjamin Jennings
                                -------------------------------------
                                T. Benjamin Jennings

                                Date:   July 21, 1999
                                        -----------------------------